To : **Elio Sorella**
CEO and Chairman of the Board of Directors
Ecolomondo Corporation Inc.
3435 Pitfield Blvd., Montreal, Quebec
Canada H4S 1H7

From : **Franco Berruti**, PH.D. P.Eng.
Professor and Director of the Institute for Chemicals and Fuels from Alternative Resources
Western University
London, Ontario

I completed and submitted a report for Ecolomondo Corporation Inc. dated January 2, 2013, "Review of the Ecolomondo Corporation Company and Technology".

Ecolomondo Corporation Inc. wants to submit and file a registration statement and prospectus with the United States Securities and Exchange Commission ("SEC"), and then distribute them to prospective investors.

I consent to the use of my name as it appears under the caption "Experts", to the naming of me as an expert there under the same caption "Experts" and to the use of my report in the registration statement and prospectus.

In particular, I consent that you include the following quotes from pages 3 and 6:

> "The solution developed by Ecolomondo's team of scientists and engineers is a green one: nothing goes to waste!
> Ecolomondo offers an innovative Canadian modular technology which has been proven capable of processing batches of up to 12,000 lbs (6 tons) of waste.
> The technology is robust, safe and the products are of high quality."

Agreed to and consented to:

Franco Berruti

Signed: Franco Berruti

Date: March 31, 2016